Exhibit 99.1

UPC Holding Reports Selected 2014 Results

Amsterdam, the Netherlands February 13, 2015: UPC Holding B.V. ("UPC Holding") is today providing selected, preliminary unaudited financial and operating information for the three months ("Q4") and year ended ("FY") December 31, 2014. UPC Holding is a wholly-owned subsidiary of Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release has been posted to Liberty Global's website (www.libertyglobal.com). UPC Holding's audited consolidated financial statements with the accompanying notes are expected to be posted prior to the end of March 2015. In January 2014, as part of certain internal reorganizations by Liberty Global, VTR Finance B.V. and its subsidiaries (the "VTR entities") were extracted from the UPC Holding credit pool ("UPC credit pool"). We have accounted for the extraction of the VTR entities from the UPC credit pool as a common control transfer at carryover basis and, accordingly, our consolidated financial statements and the financial and operating data included in this release have been retrospectively revised to give effect to this transaction for all periods presented. In addition, subsequent to Q4 2014, we extracted UPC Broadband Ireland Ltd. ("UPC Ireland") in February 2015 and plan to extract our operating entity in the Netherlands, UPC Nederland B.V. ("UPC Nederland"), in March 2015 from the UPC credit pool. UPC Ireland and UPC Nederland are included in our financial and operating data for all periods presented in this release. Assuming that the UPC Nederland extraction is completed during the first quarter of 2015, UPC Ireland and UPC Nederland will no longer be included in our financial and operating data beginning with our financial report for the first quarter of 2015. Financial and operating highlights for the year ended December 31, 2014, as compared to the results for the same period last year (unless noted), include:

•	Organic RGU[1] additions of 324,000 in 2014, including 77,000 in Q4

◦	Video attrition improved 16% year-over-year along with continued broadband success

◦	55% of customers now bundled, a 4% increase year-over-year

•	Continued focus on product enhancements and innovative services

◦	Nearly 670,000 Horizon TV subscribers in four countries, an increase of 275,000 in 2014

◦	Our multi-screen service, Horizon Go, was introduced in seven countries during the year

◦	Launched MyPrime, our on-demand video-streaming service, in four markets in 2014

◦	Full-MVNO mobile service available in Switzerland, the Netherlands, Hungary and Austria

◦	Reached 2.7 million WiFi-spots by year-end 2014

•	Revenue of €3.6 billion, reflecting 1% rebased[2] growth

•	Operating Cash Flow ("OCF")[3] of €1.7 billion, flat on a year-over-year basis

◦	Achieved rebased OCF growth of 5% in each of Switzerland and Ireland

•	Operating income increased 2% year-over-year to €853 million

•
Following the extraction of UPC Ireland and the imminent extraction of UPC Nederland, the remaining UPC credit pool will be based on a strong combined Swiss/Austrian asset and Central and Eastern Europe ("CEE")

Financial Results

For the three months and year ended December 31, 2014, we reported consolidated revenue of €916 million and €3.6 billion, respectively, reflecting an increase of 1% in each period, as compared to the corresponding prior year periods. Our reported growth for both periods was primarily driven by ARPU growth, organic RGU additions and growth in the business-to-business ("B2B") segment. Adjusting for the minor impact of small in-market acquisitions in Switzerland and Austria and foreign currency ("FX") movements, we achieved year-over-year rebased revenue growth of 1% for each of the Q4 and full-year 2014 periods.

From a geographic perspective, both our Western European and CEE operations delivered 1% rebased top-line growth during 2014. Our performance in Western Europe was underpinned by our Swiss operation, which posted 5% rebased revenue growth. This represented its best performance since 2008, primarily driven by continued broadband internet and digital TV volume growth, an improvement in ARPU and growth in B2B. Partially offsetting this growth, our Dutch business experienced a 1% rebased revenue decline due to ongoing challenging competitive dynamics. Within our CEE operations, the 1% rebased revenue growth for 2014 was led by Romania and Poland with 7% and 2% rebased revenue growth, respectively, largely offset by a rebased revenue decline in the Czech Republic.

With respect to OCF performance, we reported OCF of €436 million and €1.7 billion for the three months and year ended December 31, 2014. Adjusting for both the minor impact of acquisitions and FX, our year-over-year rebased OCF decreased 2% in Q4 and was flat from a full-year perspective.

In terms of regional performance in 2014, our Western European operations delivered 2% rebased OCF growth, which was in line with our prior-year performance. Our CEE operations posted 2% rebased OCF growth in 2014 as well, led by Romania and Poland. Our OCF performance was partially offset by higher costs in our central and other category associated with scale initiatives in the areas of information technology and finance. Focusing on Western Europe, our performance was led by our Irish and Swiss operations, which each delivered 5% rebased OCF growth in 2014, supported by their strong underlying broadband internet businesses. Of note, the Q4 2014 OCF performance of UPC Cablecom was impacted by costs associated with the integration of our Swiss and Austrian operations and office relocation expenses. Our operation in the Netherlands partially offset these strong Western European results as the aforementioned impacts of competition led to a 1% rebased decline in the OCF of our Dutch operation during 2014, an improvement from the 5% rebased decline that we posted in the Netherlands for 2013.

On a pro forma basis for the proposed extraction of UPC Nederland and UPC Ireland from the UPC credit pool, our Swiss/Austrian operation would have contributed approximately 59% of our total revenue for 2014.

We reported consolidated OCF margins4 for the three months and year ended December 31, 2014 of 47.6% and 48.3%, respectively, as compared to 49.0% and 48.5% in the corresponding prior year periods. The margin declines in both periods were due in part to the aforementioned higher central expenses in 2014, and our Q4 decline was also driven by higher costs in Switzerland/Austria.

For 2014, we reported property and equipment additions5 of €834 million or 23% of revenue, as compared to €845 million or 24% of revenue for 2013, which was within our 2014 guidance of 23-25% of revenue. The year-over-year decline in property and equipment additions in both absolute and percentage terms was mainly related to lower costs associated with customer premises equipment in 2014 following various Horizon launches in 2013, partly offset by higher scalable infrastructure expenditure related to certain IT platform projects such as Horizon Go.

With respect to 2015, we expect our property and equipment additions as a percentage of revenue for the UPC operations that will remain following the extraction of UPC Netherlands and UPC Ireland to range from 18% to 20%.

Subscriber Statistics

At December 31, 2014, we provided a total of 17.0 million subscription services ("RGUs") to our 8.9 million unique customers. These services consisted of 8.0 million video, 5.2 million broadband internet and 3.8 million telephony subscriptions. As compared to year-end 2013, we increased our total RGU base by 401,000 RGUs, attributable to our 324,000 organic RGU additions in 2014 and, to a lesser extent, small in-market acquisitions in Switzerland, Austria and Poland. In terms of bundling, 55% of our customer base subscribed to either a dual- or triple-play product at the end of 2014, which still leaves us with a significant growth opportunity to convert our large single-play customer base to multiple products. As a result of the continued traction of our bundles, our bundling ratio rose from 1.85 RGUs per customer at the end of 2013 to 1.91 RGUs per customer at the end of 2014.

Broadband internet remains the primary source of our organic subscriber additions. Driven by our market-leading speeds, and with key contributions from our businesses in Poland, Romania, Switzerland and the Netherlands, we added 311,000 RGUs in 2014 (including 78,000 in Q4), an improvement of 2% year-over-year. Partly due to the popularity of our dual-play bundles without fixed telephony in the Netherlands and Switzerland, we had lower traction of our fixed telephony products in 2014, as compared to the prior year, adding 197,000 telephony RGUs in 2014 (including 36,000 in Q4). We ended 2014 with broadband and telephony penetrations6 of 34% and 24%, respectively, as compared to penetrations of 33% and 24%, respectively, at year end 2013.

On the video front, our subscriber loss of 184,000 for full-year 2014 (including 37,000 in Q4) represented a 16% or 35,000 improvement as compared to full-year 2013. Our next-generation TV platform continued to perform well, with 275,000 additions in 2014, ending the year with 669,000 Horizon TV subscribers across the Netherlands (331,000), Switzerland (223,000), Ireland (113,000) and Poland (2,000). In December 2014, we launched a new version of Horizon TV with a cloud-based interface in Poland. In late 2014, we launched MyPrime, our subscription-based on-demand video-streaming service, and our multi-screen "Horizon Go" service, which includes out-of-home viewing capabilities and up to 100 live-streaming channels, in various markets across Western Europe and CEE. We ended the year with 4.9 million digital TV subscribers, which equates to 68% digital penetration.7 With 2.3 million analog video subscribers at year-end 2014, we see ample opportunity to further increase our digital penetration.

From a regional standpoint, our 324,000 RGU additions consisted of 92,000 in Western Europe and 232,000 in CEE. Our result in Western Europe was led by our Irish and Austrian operations, which delivered 52,000 and 37,000 subscriber additions, respectively. Switzerland reported 14,000 RGU additions in 2014, aided by continued broadband growth and a year-over-year improvement in annual video attrition, partially offset by lower voice additions. The competitive environment in the Netherlands remained challenging as high levels of promotional activity and marketing initiatives from competitors resulted in a 10,000 RGU decrease for full-year 2014.

Our CEE operations added 232,000 organic RGUs in 2014, including 105,000 in Q4. The key driver of our 2014 CEE performance was broadband internet, as each of our five CEE countries reported year-over-year increases in broadband internet additions. Our top broadband speed in each market is now at least 240 Mbps and in certain regions we already offer 500 Mbps.

In terms of mobile, we launched full-MVNO services in Switzerland in April 2014 on a limited basis. In Q4 of 2014, we launched full-MVNO services in the Netherlands, Hungary and Austria for select customers in those countries as part of our controlled roll-out strategy. All of our recently launched mobile operations leverage Liberty Global's centralized MVNO hub in Amsterdam. During the course of 2015, we will launch new mobile marketing initiatives and look to expand the quad-play penetration of our customer base.

Summary of Third-Party Debt and Cash and Cash Equivalents

At December 31, 2014, we reported €8.3 billion of third-party debt and €60 million of cash and cash equivalents. Our reported debt increased by €165 million as compared to September 30, 2014. This increase in carrying value was mainly attributable to the strengthening of the U.S. dollar against the euro and a net increase in our vendor financing obligations during the quarter. As of December 31, 2014, the fully-swapped borrowing cost8 of our third-party debt was approximately 7.8%. At December 31, 2014, the average tenor of our third-party debt was more than six years, of which over 95% was due in 2020 and beyond.

The following table details the carrying value of our consolidated third-party debt and cash and cash equivalents as of the dates indicated9.

	December 31,	September 30,
	2014	2014
	in millions

UPC Broadband Holding Bank Facility	€2,627.4	€2,582.1
UPCB Finance I Limited 7.625% Senior Secured Notes due 2020	497.4	497.3
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	826.5	791.8
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	619.8	593.9
UPCB Finance VI Limited 6.875% Senior Secured Notes due 2022	619.8	593.9
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
UPC Holding 6.375% Senior Notes due 2022	595.5	595.4
UPC Holding 6.75% € Senior Notes due 2023	450.0	450.0
UPC Holding 6.75% CHF Senior Notes due 2023	291.1	290.3
Other debt, including vendor financing and capital lease obligations	383.1	350.9
Total third-party debt	€8,300.6	€8,135.6

Cash and cash equivalents	€59.6	€31.8

Extraction of UPC Nederland and UPC Ireland from UPC Holding

Subsequent to year end, Liberty Global undertook a series of transactions in light of a proposed internal reorganization of its credit group structure in order to create strong and well-positioned regional assets. As part of this reorganization, a subsidiary within Liberty Global's Virgin Media credit pool in the U.K. acquired a controlling interest in UPC Ireland on February 12, 2015 (with the remaining noncontrolling interest in UPC Ireland transferred to another subsidiary of Liberty Global outside the UPC credit pool) and Liberty Global plans to extract UPC Nederland from the UPC credit pool in March and combine it with Liberty Global's Ziggo credit pool in the Netherlands. Following the completion of this reorganization, UPC Ireland and UPC Nederland will no longer be a part of the UPC credit pool.

In connection with these extractions, we raised new senior secured and senior bonds at Virgin Media and Ziggo and certain lenders of the existing Facility AG under the UPC Broadband Holding Bank Facility agreed to roll their commitments into a new term loan facility (Facility AJ).  Facility AJ will eventually roll into a new Ziggo term loan upon the extraction of UPC Nederland. Additionally, UPC Holding plans to redeem the full €500 million principal amount of the 7.625% UPCB Finance I Senior Secured Notes and the full €640 million principal amount of the 8.375% UPC Holding Senior Notes on February 13, 2015 and redeem €560 million of the principal amount of the 6.375% UPCB Finance II Senior Secured Notes on March 6, 2015.

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at December 31, 2014:

			As of December 31, 2014
Facility	Final maturity	Interest rate	Facility Amount[10]	Unused borrowing capacity	Carrying value[11]
			in millions

Facility V	Jan. 15, 2020	7.625%	€500.0	€—	€500.0
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	826.4
Facility AC	Nov. 15, 2021	7.250%	$750.0	—	619.8
Facility AD	Jan. 15, 2022	6.875%	$750.0	—	619.8
Facility AG	Mar. 31, 2021	E + 3.75%	€1,554.4	—	1,551.4
Facility AH	June 30, 2021	L + 2.50%[12]	$1,305.0	—	1,076.0
Facility AI	April 30, 2019	E + 3.25%	€1,046.2	1,046.2	—
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,316.0)
Total				€1,046.2	€2,627.4

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding is a borrower and guarantor under the UPC Broadband Holding Bank Facility, which we guarantee. As of December 31, 2014, UPC Broadband Holding had maximum undrawn commitments under Facility AI of the UPC Broadband Holding Bank Facility of €1,046 million, of which we expect to be able to borrow approximately €889 million upon completion of our fourth quarter compliance reporting, and assuming no change from December 31, 2014 borrowing levels.

Based on the results for the quarter ended December 31, 2014 and subject to the completion of our fourth quarter bank reporting requirements, (i) the ratio of Senior Debt (after deducting cash and cash equivalent investments) to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.35x and (ii) the ratio of Total Debt (after deducting cash and cash equivalent investments) to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 4.46x.13

About UPC Holding

UPC Holding connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms in 9 countries that connected 9 million customers subscribing to 17 million television, broadband internet and telephony services at December 31, 2014.

Disclaimer

This press release contains forward-looking statements, including statements with respect to our strategy, future growth prospects and opportunities, the reorganization of the UPC credit pool, including the extraction of UPC Nederland, our expected property and equipment additions as a percentage of revenue in 2015, the launch of new mobile marketing initiatives and expansion of quad-play penetration, the strength of our balance sheet, the tenor of our third-party debt and our anticipated borrowing capacity and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation, general economic factors, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our December 31, 2014 audited consolidated financial statements prior to the end of March 2015, at which time they will be posted to the investor relations section of the Liberty Global website (www.libertyglobal.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 8462 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238

_______________________________

[1]
Please see page 16 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[2]	For additional information regarding rebased growth calculations, see page 8.

[3]	Please see page 11 for our OCF definition and the required reconciliation.

[4]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[5]	Our additions to property and equipment include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

[6]	Broadband and telephony penetration are calculated by dividing the number of broadband internet RGUs or telephony RGUs, respectively, by the number of two-way homes passed.

[7]	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

[8]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[9]
The proceeds from the senior secured notes issued by UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited (collectively, the "UPC SPEs") were used to fund additional Facilities V, Y, Z, AC and AD under the UPC Broadband Holding Bank Facility, with our wholly-owned subsidiary UPC Financing Partnership, as the borrower. The UPC SPEs are consolidated by UPC Holding and, accordingly, the amounts outstanding under Facilities V, Y, Z, AC and AD are eliminated in our consolidated financial statements.

[10]	Amounts represent total third-party commitments at December 31, 2014 without giving effect to the impact of discounts.

[11]	The carrying values of Facilities AG and AH include the impact of discounts. Based on a USD/EUR exchange rate of 1.2100 as of December 31, 2014.

[12]	The Facility AH interest rate includes a LIBOR floor of 0.75%.

[13]
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment for the three months and year ended December 31, 2014, as compared to the corresponding prior year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. All of our reportable segments also provide business-to-business services and certain of our reportable segments provide mobile services.

During the fourth quarter of 2014, we began presenting (i) our operating segments in Switzerland and Austria as one combined reportable segment and (ii) our operating segment in Ireland as a separate reportable segment and (iii) our UPC DTH operating segment, as described below, as part of our Central and Eastern Europe reportable segment. These changes were made as a result of internal changes in organizational structures, changes in how these segments are evaluated and monitored by the chief operating decision maker and the integration of certain functions within these reportable segments. Previously, (a) our operating segment in Switzerland was a separate reportable segment, (b) our operating segments in Ireland and Austria were combined into one reportable segment and (c) our UPC DTH operating segment was included in the European Operations Division's central and other category. Segment information for all periods presented has been revised to reflect the above-described changes.

At December 31, 2014, our operating segments in UPC provided broadband communications services in nine European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as "UPC DTH." Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania, Slovakia and UPC DTH. Our central and other category includes (i) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (ii) intersegment eliminations.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2014, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2013 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2013 and 2014 in our rebased amounts for the three months and year ended December 31, 2013 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2014 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2013 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2014. We have included two small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2013. We have included four small entities in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2013.

We have reflected the revenue and OCF of the acquired entities in our 2013 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between Generally Accepted Accounting Principles in the United States ("GAAP") and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-U.S. GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€233.0	€234.4	€(1.4)	(0.6)	(0.6)
Switzerland/Austria	356.4	338.8	17.6	5.2	3.0
Ireland	88.7	89.4	(0.7)	(0.8)	(0.8)
Total Western Europe	678.1	662.6	15.5	2.3	1.2
Central and Eastern Europe	239.6	240.6	(1.0)	(0.4)	1.1
Central and other	(2.0)	0.6	(2.6)	*	*
Total	€915.7	€903.8	€11.9	1.3	0.9

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€923.4	€935.3	€(11.9)	(1.3)	(1.3)
Switzerland/Austria	1,390.1	1,330.0	60.1	4.5	3.1
Ireland	352.8	349.0	3.8	1.1	1.1
Total Western Europe	2,666.3	2,614.3	52.0	2.0	1.3
Central and Eastern Europe	948.0	957.5	(9.5)	(1.0)	0.7
Central and other	(0.1)	2.7	(2.8)	*	*
Total	€3,614.2	€3,574.5	€39.7	1.1	1.1

* - Omitted

Operating Cash Flow	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€137.0	€139.2	€(2.2)	(1.6)	(1.6)
Switzerland/Austria	194.3	193.9	0.4	0.2	(2.1)
Ireland	47.1	46.4	0.7	1.5	1.5
Total Western Europe	378.4	379.5	(1.1)	(0.3)	(1.5)
Central and Eastern Europe	107.4	109.8	(2.4)	(2.2)	(0.5)
Central and other	(50.3)	(46.0)	(4.3)	(9.3)	*
Total	€435.5	€443.3	€(7.8)	(1.8)	(2.3)

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€537.9	€543.1	€(5.2)	(1.0)	(1.0)
Switzerland/Austria	794.9	756.8	38.1	5.0	3.5
Ireland	171.4	163.8	7.6	4.6	4.6
Total Western Europe	1,504.2	1,463.7	40.5	2.8	2.0
Central and Eastern Europe	438.4	439.9	(1.5)	(0.3)	1.5
Central and other	(198.2)	(171.0)	(27.2)	(15.9)	*
Total	€1,744.4	€1,732.6	€11.8	0.7	0.5

* - Omitted

Operating Cash Flow Definition and Reconciliation

OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	in millions
Total segment operating cash flow	€435.5	€443.3	€1,744.4	€1,732.6
Share-based compensation expense	(7.1)	(9.6)	(28.0)	(23.9)
Depreciation and amortization	(228.8)	(207.5)	(885.0)	(864.0)
Related-party fees and allocations, net	(27.4)	(14.2)	27.3	(3.3)
Impairment, restructuring and other operating items, net	(4.2)	(4.9)	(6.0)	(2.4)
Operating income	€168.0	€207.1	€852.7	€839.0

Property and Equipment Additions and Capital Expenditures

The following table provides our property and equipment additions for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
UPC Europe:	in millions, except % amounts

The Netherlands	€53.3	€43.9	€159.2	€182.8
Switzerland/Austria	69.0	60.3	246.8	230.7
Ireland	14.9	13.8	56.0	54.4
Total Western Europe	137.2	118.0	462.0	467.9
Central and Eastern Europe	71.4	54.4	201.4	204.4
Central and other	47.3	27.5	170.8	172.7
Total	€255.9	€199.9	€834.2	€845.0

As a percentage of revenue	27.9%	22.1%	23.1%	23.6%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	in millions
Customer premises equipment	€63.1	€50.1	€282.4	€342.3
Scalable infrastructure	69.4	41.8	208.5	155.7
Line extensions	28.0	21.7	76.5	66.9
Upgrade/rebuild	20.4	23.8	73.4	78.9
Support capital	75.0	62.5	193.4	201.2
Property and equipment additions	255.9	199.9	834.2	845.0
Assets acquired under capital-related vendor financing arrangements[1]	(91.2)	(88.5)	(332.6)	(177.0)
Assets acquired under capital leases[1]	(0.2)	(0.2)	(0.9)	(1.5)
Assets contributed by parent company[2]	(3.9)	(5.7)	(18.6)	(22.6)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(25.1)	41.1	(17.7)	23.9
Capital expenditures	€135.5	€146.6	€464.4	€667.8

_____________________________

[1]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.

[2]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at December 31, 2014, September 30, 2014 and December 31, 2013:

	December 31, 2014	Sept. 30, 2014	December 31, 2013	Q4’14 / Q3’14 (% Change)	Q4’14 / Q4’13 (% Change)
Total RGUs
Video	7,997,000	8,006,800	8,144,200	(0.1%)	(1.8%)
Broadband Internet	5,215,000	5,131,100	4,866,900	1.6%	7.2%
Telephony	3,773,700	3,736,900	3,573,500	1.0%	5.6%
Total	16,985,700	16,874,800	16,584,600	0.7%	2.4%

Total Customers
Total Single-Play Customers	4,011,400	4,074,700	4,366,300	(1.6%)	(8.1%)
Total Double-Play Customers	1,608,600	1,572,900	1,543,900	2.3%	4.2%
Total Triple-Play Customers	3,252,400	3,218,100	3,043,500	1.1%	6.9%
Total	8,872,400	8,865,700	8,953,700	0.1%	(0.9%)

Customer Breakdown
% Single-Play Customers	45.2%	46.0%	48.8%	(1.7%)	(7.4%)
% Double-Play Customers	18.1%	17.7%	17.2%	2.3%	5.2%
% Triple-Play Customers	36.7%	36.3%	34.0%	1.1%	7.9%

RGUs per Customer Relationship	1.91	1.90	1.85	0.5%	3.2%

ARPU per Customer Relationship

The following table provides ARPU per customer relationship3 for the indicated periods:

	Three months ended December 31,			FX-Neutral
	2014	2013	% Change	% Change[4]
ARPU	€31.16	€29.47	5.7%	5.6%
____________________

[3]
Average Revenue Per Unit ("ARPU") refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship are not adjusted for currency impacts.

[4]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Consolidated Operating Data – December 31, 2014
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Video					Internet Subscribers(9)	Telephony Subscribers(10)
					Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video

The Netherlands(11)	2,853,400	2,838,700	1,571,400	3,672,700	446,800	1,122,200	—	—	1,569,000	1,111,600	992,100
Switzerland(11)	2,193,300	2,192,400	1,433,000	2,585,200	697,800	689,300	—	—	1,387,100	729,400	468,700
Austria	1,350,400	1,350,400	653,100	1,350,900	153,000	364,400	—	—	517,400	464,000	369,500
Ireland	854,800	754,900	519,000	1,111,200	40,100	333,200	—	30,200	403,500	363,400	344,300
Total Western Europe	7,251,900	7,136,400	4,176,500	8,720,000	1,337,700	2,509,100	—	30,200	3,877,000	2,668,400	2,174,600
Poland	2,783,900	2,706,100	1,437,400	2,755,000	282,600	918,800	—	—	1,201,400	997,200	556,400
Hungary	1,556,400	1,540,300	1,075,900	1,967,300	209,600	430,900	280,400	—	920,900	554,100	492,300
Romania	2,405,200	2,282,800	1,186,300	1,925,200	305,600	548,400	324,800	—	1,178,800	433,500	312,900
Czech Republic	1,372,700	1,282,400	716,300	1,185,900	89,600	369,500	112,000	—	571,100	445,000	169,800
Slovakia	504,500	482,000	280,000	432,300	39,300	141,800	66,100	600	247,800	116,800	67,700
Total CEE	8,622,700	8,293,600	4,695,900	8,265,700	926,700	2,409,400	783,300	600	4,120,000	2,546,600	1,599,100

Grand Total	15,874,600	15,430,000	8,872,400	16,985,700	2,264,400	4,918,500	783,300	30,800	7,997,000	5,215,000	3,773,700

	Subscriber Variance Table – December 31, 2014 vs. September 30, 2014
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Video					Internet Subscribers(9)	Telephony Subscribers(10)
					Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video

The Netherlands(11)	6,300	5,300	(21,100)	(20,600)	(17,500)	(3,600)	—	—	(21,100)	4,200	(3,700)
Switzerland(11)	35,700	35,400	(23,700)	(8,000)	(24,000)	600	—	—	(23,400)	12,200	3,200
Austria	6,600	6,600	2,500	9,500	(6,100)	2,800	—	—	(3,300)	8,900	3,900
Ireland	(500)	1,800	(3,100)	6,000	(2,000)	(2,600)	—	(1,700)	(6,300)	4,300	8,000
Total Western Europe	48,100	49,100	(45,400)	(13,100)	(49,600)	(2,800)	—	(1,700)	(54,100)	29,600	11,400
Poland	42,000	48,000	16,800	46,300	(8,800)	16,000	—	—	7,200	27,100	12,000
Hungary	8,600	8,300	9,500	31,500	(20,300)	22,900	7,900	—	10,500	9,100	11,900
Romania	78,300	91,000	21,300	35,500	(8,900)	11,000	19,000	—	21,100	13,000	1,400
Czech Republic	4,000	15,400	3,800	6,700	1,500	(900)	5,500	—	6,100	2,500	(1,900)
Slovakia	600	800	700	4,000	(4,900)	2,700	1,600	—	(600)	2,600	2,000
Total CEE	133,500	163,500	52,100	124,000	(41,400)	51,700	34,000	—	44,300	54,300	25,400
Grand Total	181,600	212,600	6,700	110,900	(91,000)	48,900	34,000	(1,700)	(9,800)	83,900	36,800

Total Organic Change	125,600	156,600	(21,500)	77,000	(117,200)	47,900	34,000	(1,700)	(37,000)	78,100	35,900

Q4 2014 Adjustments
Acquisition - Switzerland	36,400	36,400	15,100	15,100	15,100	—	—	—	15,100	—	—
Acquisition - Poland	19,600	19,600	13,100	18,800	11,100	1,000	—	—	12,100	5,800	900
Net Adjustments	56,000	56,000	28,200	33,900	26,200	1,000	—	—	27,200	5,800	900

Total Adds (Reductions)	181,600	212,600	6,700	110,900	(91,000)	48,900	34,000	(1,700)	(9,800)	83,900	36,800

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2014 RGU counts exclude 11,200, 10,600, 8,800, 1,300 and 200 postpaid mobile subscribers in Hungary, Poland, Switzerland, the Netherlands and Austria, respectively. Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint. In Europe, we have approximately 110,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 65,900 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 66,800 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 48,400 subscribers within our segment in Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 2,800 subscribers who have requested and received this service.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2014, Switzerland's partner networks account for 143,600 Customer Relationships, 279,500 RGUs, 107,700 Digital Cable Subscribers, 101,900 Internet Subscribers, and 69,900 Telephony Subscribers.

Additional General Notes to Tables:
All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including commercial establishments, such as bars, hotels, hospitals and certain residential multiple dwelling units. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.